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                                                                    Exhibit 23.1




                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our report dated January 30, 1998 (except with respect to the Ibico acquisition as discussed in Note 14, as to which the date is February 27, 1998, and except with respect to the sale of the U.S. RingBinder business, the issuance of Senior Subordinated Notes and the condensed consolidating financial information as discussed in Notes 14 and 15, as to which the date is July 21, 1998) on the consolidated financial statements of General Binding Corporation and Subsidiaries as of December 31, 1997, 1996 and for each of the three years in the period ended December 31, 1997, and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP
------------------------------

Chicago, Illinois
July 21, 1998